RESULTS OF ANNUAL STOCKHOLDER MEETING

Election of Class I Director  At the Funds Annual Meeting of
Stockholders held on February 26, 2004 and adjourned to
March 18, 2004,  the stockholders of the Fund elected Joe O. Rogers to the Board of Directors to hold office until the Annual
Meeting of Stockholders is held in 2006.
					       		     	 Shares
								 Voted
				Shares			         For			                                    Abstained

Election of 	Joe O. Rogers	4,933,833.565			 163,656.359



Election of Class II Director  At the Funds Annual Meeting of
Stockholders held on February 26, 2004 and adjourned to March 18, 2004, the stockholders of the Fund elected Michael F. Holland to the Board of Directors to hold office until the Annual Meeting of Stockholders is held in 2007.

								Shares 			      								Voted
				Shares				For			   				        Abstained


Election of Michael F. Holland	4,933,790.728			163,699.196


Revision to Investment Advisory and Management Agreement At the Funds Annual Meeting of Stockholders which convened on February 26, 2004 and adjourned to March 18, 2004, the stockholders of the Fund approved a revised Investment Advisory and Management Agreement between the Fund and Martin Currie Inc.

	Shares Voted			Shares Voted		Shares
	For				Against			Abstained

	3,535,670.635			313,850.221		129,080.068